Exhibit 12.1

(Restated)

MOHEGAN TRIBAL GAMING AUTHORITY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal years ended September 30,
	2002		2001		2000		1999		1998
	(in thousands, except ratios)
Income (loss) from continuing operations	$100,032		$214,532		$146,608		$(38,108	)(1)	$87,816	(1)
Amortization of capitalized interest	2,730		757		757		757		757
Fixed charges	127,670		93,477		74,926		81,417		52,020
Capitalized interest	(12,353)		(40,715)		(9,880)		(534)		—

Earnings	$218,079		$268,051		$212,411		$43,532		$140,593

Interest expense on debt	$71,579	(2)	$11,755	(2)	$37,799		$55,595		$50,172
Capitalized interest	12,353		40,715		9,880		534		—
Accretion of relinquishment liability discount	36,333	(3)	35,833	(3)	23,053	(3)	22,014	(3)	—
Amortization of debt issuance costs	6,602	(4)	4,536		3,225		2,313		883
Interest portion of rental expense(5)	803		638		969		961		965

Total fixed charges	$127,670		$93,477		$74,926		$81,417		$52,020

Ratio of earnings to fixed charges	1.71		2.87		2.83		0.53	(6)	2.70

(1)	For the purposes of this presentation, Income (loss) from continuing operations for the fiscal years ended September 30, 1999 and 1998 reflects the reclassification of extraordinary loss from the extinguishment of debt. This reclassification gives effect to the Authority’s adoption, as of October 1, 2002, of SFAS No. 145, “Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections as of April 2002.” For the fiscal year ended September 30, 1999, includes expense of $33.7 million related to the tender premium of the $175.0 million senior secured notes and $5.2 million write-off of financing fees, net of $500,000 forgiveness of debt. For the fiscal year ended September 30, 1998, includes expense of $332,000 related to an early extinguishment of debt.
(2)	Amounts in this exhibit have been amended and restated to exclude as a fixed charge the effects of changes in fair value of derivative instruments of $1.5 million and ($4.1 million) for the fiscal years ended September 30, 2002 and 2001, respectively.
(3)	Schedule has been amended and restated to include as a fixed charge the accretion of relinquishment liability discount for the fiscal years ended September 30, 2002, 2001, 2000 and 1999.
(4)	Amount has been amended and restated for the fiscal year ended September 30, 2002 to exclude a write-off of deferred debt issuance costs of $826,000.
(5)	Schedule has been amended and restated to include as a fixed charge for each fiscal year presented herein the interest portion of rental expense. A factor of 10% was utilized to calculate the interest portion of rental expense, which the Authority believes to be a reasonable approximation.
(6)	For the fiscal year ended September 30, 1999, earnings were inadequate to cover fixed charges. The deficiency of earnings available to cover fixed charges was $37.9 million.